Exhibit B

Execution Version

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of September 21, 2012, is made by and between:

OJSC “THIRD GENERATING COMPANY OF THE WHOLESALE ELECTRICITY MARKET”, an open joint stock company organized and existing under the laws of the Russian Federation, having its office at 165, Mozhaiskoye Shosse, Bldg. 1, Moscow, 121596, Russia, principal state registration number 1040302983093 (hereinafter, the “Seller”), represented by Open Joint-Stock Company “Brokerage house “OTKRYTIE”, holding a perpetual brokerage license as a professional participant of the securities market, No. 177-06097-100000 issued by Russia’s Federal Service for Financial Markets on 28 June 2002, acting pursuant to a Power of Attorney No. 103 dated 21.09.2012, represented by its General Director, Valeriya V. Avksentyeva, acting pursuant to the Charter; and

(2) JSC “INTER RAO Capital”, a closed joint-stock company organized under the laws of the Russian Federation, having its office at 27, Bolshaya Pirogovskaya Street, Moscow, 119435, Russia; principal state registration number 1027700091286 (hereinafter, the “Purchaser”), represented by Open Joint-Stock Company “Brokerage house “OTKRYTIE”, holding a perpetual brokerage license as a professional participant of the securities market, No. 177-06097-100000 issued by Russia’s Federal Service for Financial Markets on 28 June 2002, acting pursuant to a Power of Attorney No. 60 dated 22.08.2012, represented by its General Director, Valeriya V. Avksentyeva, acting pursuant to the Charter.

RECITALS

A. The Seller is the registered owner of the Sale Shares (as such term is defined below) of Plug Power Inc., a company incorporated under the laws of the State of Delaware, United States of America, having its principal office at 968 Albany-Shaker Road, Latham, New York, 12110, United States of America ISIN US72919P2020 (the “Company”).

B. The Seller wishes to sell the Sale Shares to the Purchaser, and the Purchasers wishes to purchase the Sale Shares from the Seller, in each case subject to the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived herefrom, the Parties agree as follows:

ARTICLE 1

DEFINITIONS; INTERPRETATIONS

1.1 Definitions. For the purposes of this Agreement, the following terms have the respective meanings given to them or as indicated below.

“Agreement” has the meaning set forth in the preamble hereof.

“Applicable Law” means all applicable (i) provisions of all constitutions, treaties, statutes, laws, customs, codes, rules, regulations, ordinances or orders of any Governmental Authority; (ii) Governmental Approvals; and (iii) orders, decisions, injunctions, judgments, awards, and decrees of any Governmental Authority.

“Business Day” means any day (other than a Saturday or Sunday) on which banks in Moscow, Russia are open for business.

“Share Transfer” has the meaning set forth in Article 2.3.

“Share Transfer Date” has the meaning set forth in Article 2.3.

“Company” has the meaning set forth in the Recitals.

“Governmental Authority” means (i) any supranational organization or any state or political subdivision thereof; (ii) any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions on behalf of the supranational organization, the state or its political subdivision, including, without limitation, any supranational authority, government authority, ministry, agency, department, board, (iii) the Committee on Foreign Investments in the United States; (iv) the U.S. Securities and Exchange Commission; (v) any court, tribunal or arbitrator; and (vi) any self-regulatory organization acting on behalf of the state or itself pursuant to the rights granted thereto by Applicable Law.

“Governmental Approval” means any consent of or from a Governmental Authority, including without limitation any certificates, licenses, or permits issued by a Governmental Authority.

“Party” and “Parties” means Seller and Purchaser, either individually or collectively, as the case may be.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchase Price” has the meaning set forth in Article 2.2.

“Sale Shares” means 4,462,693 shares of the Company’s common stock, par value $0.01 per share.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Account” means bank account designated by Seller for receipt of the Purchase Price.

1.2 Headings, References and Usage of Terms. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement. The singular includes the plural and vice versa. Save where the context requires otherwise, references to Articles and Sections shall be references to the Articles and Sections of this Agreement.

1.3 Reference to Period. Where any period in days is referred to in this Agreement, such period shall be calculated in calendar days unless expressly provided otherwise (and the day on which any such period is expressed to commence shall not be counted for the purpose of such period’s calculation).

ARTICLE 2

SALE AND PURCHASE OF THE SALE SHARES

2.1 Purchase and Sale. Upon and subject to the terms and conditions of this Agreement, (i) the Seller shall sell and deliver the Sale Shares to the Purchaser, and (ii) the Purchaser shall purchase the Sale Shares from the Seller, for the consideration set forth in Article 2.2.

2.2 Consideration.

(a) Upon and subject to the terms and conditions of this Agreement, the Purchaser shall pay as total consideration under this Agreement the sum of 112,941,780.89 Russian Roubles (the “Purchase Price”) to the Seller Account prior to the date that is REDACTED after the date of this Agreement. The Purchase Price shall not be subject to any adjustment. No pledge in favor of the Seller shall arise to the extent that all or part of the Purchase Price is paid after the Share Transfer. If the Purchase Price is paid after the date that is REDACTED after the date of this Agreement, the Purchase Price shall accrue interest at a rate equal to the interest rate based on market conditions applicable to monetary funds placement as of the date of Agreement, but no more than REDACTED per annum.

(b) The Purchaser’s obligation to pay the Purchase Price may be fulfilled in full or in part by way of set-off of existing monetary claims that the Purchaser has against the Seller, provided that the Purchaser informs the Seller in writing regarding any such proposed set-off and the Seller agrees to such set off as payment of the Purchase Price.

2.3 Share Transfer. The completion of the transfer of the Sale Shares (the “Share Transfer”) shall take place in Moscow, Russia on the date upon which all of the conditions set forth in Article 2.4 are satisfied or waived (such earlier date, the “Share Transfer Date”) .

For the purposes of Russian law requirements applicable to transactions with foreign securities, the Share Transfer shall be recorded by the Russian depositary on the following depositary accounts:

(a) Depositary: Limited liability company “Depositary and corporate technologies” license of a professional securities market participant for Depository activities dated April 3, 2008. REDACTED issued by the Federal service for financial markets,

(b) Seller account number REDACTED, the Depositary contract REDACTED dated REDACTED, and

(c) Purchaser account number REDACTED, the Depositary contract REDACTED dated REDACTED.

2.4 Conditions to Obligation of Each Party to Transfer the shares. The respective obligations of each Party to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Share Transfer Date of all of the following conditions:

(a) No statute, rule, regulation, executive order, decree, ruling, permanent injunction or other permanent order under Applicable Law shall have become effective (and final and nonappealable) permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

(b) All material consents, approvals, authorizations, exemptions and waivers from Governmental Authorities and third parties that shall be required under Applicable Law in order to enable the Parties to consummate the transactions contemplated by this Agreement shall have been obtained.

2.5 The Purchaser shall have delivered the following to the Seller:

(i) a copy of an Agreement to be Bound by the Registration Rights Agreement between the Purchaser and Plug Power Inc., the form and substance of which is acceptable the Seller, duly executed by the Purchaser; and

(ii) a copy of the Joinder and Release Agreement among the Purchaser, the Seller, OJSC “INTER RAO UES” and Plug Power Inc., the form and substance of which is acceptable to the Seller, duly executed by Purchaser.

2.6 All actions taken for the Share Transfer in accordance with Article 2.4 shall be deemed to have occurred simultaneously as part of a single transaction and the Share Transfer shall not be deemed to have occurred until the Parties have completed all such actions. Upon the Share Transfer, beneficial ownership (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of the Sale Shares shall pass from Seller to Purchaser.

ARTICLE 3

TERMINATION

3.1 Automatic Termination. This Agreement shall automatically terminate if the Share Transfer does not occur on or prior to the date that is 45 calendar days after the date of this Agreement.

3.2 Termination under Article 4.12. This Agreement may be terminated in accordance with Article 4.12(d).

3.3 Effect of Termination. In the event of the termination of this Agreement pursuant to Article 3.1 or 3.2, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of the Purchaser or the Seller and all rights and obligations of each Party shall cease.

ARTICLE 4

MISCELLANEOUS

4.1 Expenses. Except as otherwise specifically provided in this Agreement, the Seller, on the one hand, and the Purchaser, on the other hand, shall bear their respective expenses, costs and fees (including the expenses, costs and fees of each such Party’s attorneys, auditors and financial and other professional advisors) in connection with the Agreement and transactions contemplated hereby, whether or not the transactions contemplated hereby shall be consummated.

4.2 Further Assurances. Following the date hereof, each Party shall and shall cause, to the extent permitted by Applicable Law, each of its affiliates to, from time to time, execute and deliver such additional instruments, documents and conveyances and take such other actions as shall be necessary, or otherwise reasonably requested by the other Party, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby, or otherwise to carry out the intent and purposes of this Agreement.

4.3 Governing Law. This Agreement and the rights and duties of the Parties hereunder are governed by and shall be interpreted and construed in accordance with the laws of Russian Federation.

4.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

4.5 Assignment.

(a) The Seller shall be permitted to assign its rights and/or delegation its obligations under this Agreement to JSC “INTER RAO UES”, an open joint stock company organized under the laws of the Russian Federation having its office at bld. 3, 27, Bolshaya Pirogovskaya, Moscow, 119435, Russian Federation, Russia state registration number 1022302933630; provided that JSC “INTER RAO UES” executes and delivered to the Purchaser a written instrument whereby it assumes all of the obligations and liabilities of Seller under this Agreement.

(b) Except as expressly provided in Article 4.5(a), the rights and obligations under this Agreement shall not be assignable or otherwise transferable by any Party without the prior written consent of the other Party (other than any transfer by virtue of law to any legal successor (including a successor in reorganization), which for the avoidance of doubt, shall not require the consent of any Party) . Any purported assignment in contravention of this Article 4.5 shall be void.

4.6 Amendment; Waivers. etc.

(a) No amendment, modification or discharge of this Agreement, and, to the extent permitted by Applicable Law, no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by all Parties. No amendments and supplements to this Agreement shall be made or become effective unless agreed by all Parties, executed in writing and signed by all Parties.

(b) Neither the waiver by any of the Parties breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

(c) The rights and remedies herein provided are cumulative and none is exclusive of any other. or of any rights or remedies that any Party may otherwise have at law. The rights and remedies of any Party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach.

4.7 Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

4.8 Severability. If any provision, including any phrase, sentence, clause, article, subsection, or schedule, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision of this Agreement, or this Agreement as a whole, invalid, inoperative or unenforceable to any extent whatsoever.

4.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original but all of which shall constitute but one and the same Agreement by and among the Parties.

4.10 Language of Agreement. This Agreement is prepared and executed in English and in Russian languages. In the event of a conflict between the English and Russian texts of this Agreement, the Russian text shall prevail and be definitive.

4.11 Compliance with Law. The transactions contemplated by this Agreement shall be executed in compliance with the federal and state laws of the United States of America governing the transfer of publicly-traded securities in the United States, the transfer of the Sale Shares, as well as in accordance with applicable laws of the Russian Federation, including, without limitation, the use of a licensed Russian depositary and licensed Russian broker.

4.12 Disclosure of Information on Beneficiaries.

(a) Within five calendar days of the date of Agreement, each Party to this Agreement shall disclose to the other Party information about the beneficial owners or nominees of such Party, owning not less than 5% of the total outstanding voting shares of such Party, with an indication of the ultimate beneficial owners and providing such supporting documents as are necessary to demonstrate such beneficial ownership.

(b) In the event that there is a change in the information disclosed by a Party, including a change in beneficial ownership of such Party’s voting shares (that would originally have been disclosed, each Party undertakes to provide such updated or changed information to the other Party within one calendar day of such change in ownership, pursuant to sub-paragraph 25 § 14, § 30 of Article 30 of the Federal Law “On securities market” (Laws of the Russian Federation).

(c) Upon the disclosure of the information required by this Article, the Parties undertake to make the processing of personal data in accordance with Federal Law No. 152-F3 of 27.07.2006 “On personal data” (Laws of the Russian Federation).

(d) The Parties recognize the provisions of this Article as an essential condition of the Agreement. If either Party breaches or fails to fulfill or improperly performs the requirements set for in this Article, the non-breaching Party is entitled to unilaterally terminate this Agreement by sending written notice of such termination to the other Party.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

OJSC “Brokerage house “OTKRYTIE” , acting on behalf of JSC “INTER RAO Capital” under a power of attorney

By:	/s/ Avksentieva V. V

Name:	Avksentieva V. V

Title:	General Director

OJSC “Brokerage house “OTKRYTIE”, acting on behalf of OJSC “THIRD GENERATING COMPANY OF THE WHOLESALE ELECTRICITY MARKET”

By:	/s/ Avksentieva V. V

Name:	Avksentieva V. V

Title:	General Director

[Signature Page to Share Purchase Agreement]